As Filed with the Securities and Exchange Commission on February 20, 2009      Registration No. 333-156481

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MANDARIN VENTURE EQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	1041	Not Applicable
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

John S. Weber

c/o Mandarin Venture Equity, Inc.

#8 Street, Sangkat Phsar Thmei II, Khan Daun Penh, Phnom Penh, Cambodia

011 (855) (0)12 422 158

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

John S. Weber

c/o Mandarin Venture Equity, Inc.

410 – 409 Granville Street, Vancouver, B.C., Canada V6C 1T2

(778) 881-5544

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Leonard E. Neilson, Esq.

Leonard E. Neilson, P.C.

8160 South Highland Drive, Suite 209

Sandy, Utah 84093

Phone: (801) 733-0800

Fax: (801) 733-0808

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[	]	Accelerated filer	[	]
Non-accelerated filer	[	]	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	2,144,490	$ 0.30(2)	$ 643,347.00(2)	$ 25.28

(1)

We are registering the resale by selling stockholders of the following: (a) 1,681,700 shares of common stock that we issued May 09, 2000; (b) 41,500 shares of common stock that we issued December 18, 2003 to February 16, 2004; (c) 357,823 shares of common stock that we issued August 26, 2008; and (d) 63,467 shares of common stock that we issued July 25, 2008. In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act.

(3)	Registration fee of $25.28 was paid when Form S-1 registration statement was filed on December 29, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 20,	2009

PROSPECTUS

MANDARIN VENTURE EQUITY, INC.

2,144,490 Shares of Common Stock

This prospectus relates to the offer for sale of 2,144,490 shares of our common stock by certain existing holders of the securities, referred to as selling stockholders throughout this prospectus. The shares of common stock to be sold by the selling stockholders include:

●	1,681,700 outstanding shares held by selling stockholders, which shares were acquired in 2000 for $0.001 per share; and

●	41,500 outstanding shares held by selling stockholders, which shares were acquired in 2004 for $0.10 per share; and

●	421,290 outstanding shares held by selling stockholders, which shares were acquired in 2008 for $0.30 per share.

All shares offered by this prospectus are being offered by the selling stockholders named herein. This offering is not being underwritten. We will not receive any proceeds from the sale of shares in this offering.

The selling stockholders, to the extent a public market exists at such time, may offer their common stock from time to time through public transactions at prevailing market prices, at prices related to prevailing market prices, or through private transactions at privately negotiated prices. The selling stockholders will initially offer their shares at $0.30 per share until such time as the shares are approved for and quoted on the OTC Bulletin Board. Thereafter, selling stockholders will sell shares of our common stock at the prevailing market price or at privately negotiated prices. We will pay all expenses of registering this offering of securities.

There is presently no market for our common stock.

Investing in our common stock involves substantial risks. You should carefully consider the matters discussed under “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 20, 2009

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	5
RISK FACTORS	8
FORWARD LOOKING STATEMENTS	13
DILUTION	14
MARKET FOR COMMON STOCK	14
DIVIDEND POLICY	16
THE OFFERING	16
PLAN OF DISTRIBUTION	16
SELLING STOCKHOLDERS	18
CAPITALIZATION	19
LEGAL PROCEEDINGS	19
BUSINESS	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS	25
MANAGEMENT	27
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
DESCRIPTION OF SECURITIES	30

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	30
LEGAL MATTERS	31
EXPERTS	31
INTEREST OF NAMED EXPERTS AND COUNSEL	31
WHERE YOU CAN FIND MORE INFORMATION	31
FINANCIAL INFORMATION	32

PART II
INDEMNIFICATION OF DIRECTORS AND OFFICERS	51
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	51
RECENT SALES OF UNREGISTERED SECURITIES	51
EXHIBITS	52
UNDERTAKINGS	52
SIGNATURES	53
____________

As used in this prospectus, unless otherwise indicated, “we”, “us”, “our”, “Mandarin” and the “company” refer to Mandarin Venture Equity, Inc.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere herein. This summary may not contain all the information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the information under the "Risk Factors" section and our financial statements and related notes.

OUR BUSINESS

Mandarin Venture Equity Inc. was incorporated in the State of Nevada on February 14, 2000.  Our current business operations are principally conducted in Cambodia. According to Industry Guide No. 7, we are classified or considered an exploration stage [mining] company, which is defined as a company engaged in the search for mineral deposits or reserves of precious and base metal targets, which are not in either the development or production stage.

We have entered into an option agreement through our wholly owned subsidiary, Mandarin Venture Equity (Cambodia) Ltd., to acquire the Andong property located in the Thmar Puork and Phnum Srok districts, Banteay Meanchey province and the Beteay Ampil and Chongkal districts, Ouddar Meanchey province in the Kingdom of Cambodia (the “Andong Bor property”). We intend to conduct exploration activities on the property in phases. Record title to the property upon which we intend to conduct exploration activities is held in the name of our joint venture partner, Liberty Mining International Pty Limited, an Australian company wholly owned by Transol Corporation Limited located in Melbourne, Australia. We intend to explore for gold and other minerals on the property covering an area of 363.5 square kilometers. There is no assurance that a commercially viable mineral deposit exists on our property. Extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential deposit.

Our principal executive office is located at #8 Street, Sangkat Phsar Thmei II, Khan Daun Penh, Phnom Penh, Cambodia, telephone number 011 (855) (0)12 422 158.

OUR STRATEGY

Mandarin Venture Equity Inc. is working rapidly to assemble a portfolio of high yield exploration, and potential exploitation projects in Cambodia and the surrounding area. Cambodia is rich in natural resources and the territory is highly under explored. A mining friendly jurisdiction, the country is giving greater guarantees to foreign investors. The Company is establishing itself to operate in a fully legal and minerals industry professional manner, with the intention of sufficient capitalization to initiate legal mineral title and properly conduct the business of exploration and mineral project development.

THE OFFERING

Selling stockholders

At January  31, 2009 the Company has issued 18,059,324 shares of common stock. Of those issued shares, 10,600,000 shares are held by affiliates of the Company and 7,459,324 shares are held by non affiliates of the Company. The selling shareholders are non affiliates and could offer 2,144,490 shares of common stock for sale pursuant to this offering, or 28.7% of the total shares of common stock held by the non affiliates of the Company.

The 2,144,490 shares, all of which are currently outstanding, equal approximately 11.9% of our total outstanding common stock. For a list of selling stockholders and the number of shares offered by each, please refer to the “Selling Stockholder” section. Of the sixty seven selling stockholders, eleven own an aggregate of 1,806,700 shares, or approximately 84% of the total shares offered. None of these eleven persons is considered an affiliate of the Company.

Shares of common stock offered by us - None

Shares of common stock which may be sold by the selling stockholders – 2,144,490 shares

Use of proceeds - We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors - The purchase of our common stock involves a high degree of risk.

Trading Market - None. A market maker has agreed to file a Rule 211 application with the Financial Industry Regulatory Authority in order that the shares of our common stock be quoted in the Over-the-Counter Bulletin Board. Such efforts may not be successful and our shares may never be quoted, and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

Our common stock

As of January 31, 2009, there were 18,059,324 shares of our common stock outstanding. There is presently no market for our common stock.

Plan of distribution

We expect that selling stockholders could sell their shares primarily through sales into the over-the-counter market, should such a market develop, made from time to time at prices that they consider appropriate. See "Plan of Distribution."

SUMMARY FINANCIAL INFORMATION

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

Statement of Operations Data
	For the	For the	For the
	Nine Months Ended	Year Ended	Year Ended
	December 31, 2008	March 31, 2008	March 31, 2007

Revenues	$-	$-	$-

Expenses	190,925	$303,834	$34,415

Net Loss	$190,925	$303,834	$34,415

Net (loss) per share (Basic)	$(0.01)	$(0.02)	$(0.00)

Weighted average number of
shares outstanding	15,940,332	14,502,819	10,000,000

Balance Sheet Data
	December 31, 2008	March 31, 2008	March 31, 2007
ASSETS
Current assets
Cash	$12,120	$161,698	$493
Prepaid travel	17,219	13,219	-

Total current assets	$29,339	$174,917	$493

Andong Bor property option	550,000	-	-

Total assets	$579,339	$174,917	$493

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$79,194	$91,194	$-
Due to related party	54,000	54,000	-
Stock deposits	-	338,000	20,000
Shareholder Loans	17,053	17,053	4,908

Total current liabilities	$150,247	$500,247	$24,908

Total liabilities	$150,247	$500,247	$24,908

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred Stock	$-	$-	$-
Common Stock	18,060	15,042	10,000
Additional paid-in capital	940,206	(2,123)	-
Deficit accumulated during
development stage	(529,174)	(338,249)	(34,415)

Total stockholders' equity	$429,092	$(325,330)	$(24,415)

Total liabilities and
stockholders' equity	$579,339	$174,917	$493

RISK FACTORS

An investment in our common stock involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our common stock. If any of the following events or risks should occur, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment.

Risks Relating to Our Business

Our auditors have expressed a going concern opinion.

Our independent auditors include a statement in their report to our financial statements that certain matters regarding the Company raise substantial doubt as to our ability to continue as a going concern. Note 2 to the March 31, 2008 financial statements states that the Company does not have the working capital necessary to be successful in its efforts to commence operations and continuation of the Company as a going concern is dependent upon the Company obtaining additional working capital. There is no assurance that the Company will be able to obtain any financing or to continue as a going concern.

We are in the development-stage and there is no guarantee that we will be successful in implementing our business plan.

We are in the initial stages of development with no revenues or income. We have only limited management personnel and we continue to structure our management and our proposed operations. We have a limited operating history to be evaluated by prospective investors.  Future operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of significant operating history. There can be no assurance that future operations will be profitable. Future revenues and profits, if any, will depend upon various factors, including our ability to successfully find and bring a project to a feasibility study status, and fluctuating costs and general economic conditions such as the spot price of the minerals found. There can be no assurance that we will achieve our projected goals or accomplish our business plans; such failure could have a material adverse effect on us and the value and price of our shares.

Our management has limited experience in the mining industry and we may be forced to rely on consultants.

Our company and management have limited experience in exploration of mineral deposits and we will, from time to time, need to retain consultants experienced in the mining industry to:

●	assist in determining which properties to acquire;

●	assist in obtaining the geological expertise to make decisions on whether or not to proceed with the exploration and/or development of a particular property; and

●	assist in determining whether a property should be brought to the point of preparing for a feasibility study to determine if the property can be put into production.

Until such time as we have sufficient funds to retain full-time, experienced management and personnel, we may not be able locate and retain necessary competent consultants, which could cause our business to fail.

Our future success depends on our ability to identify and acquire viable mineral deposits and to successfully explore the properties.

We are an exploration stage mineral exploration company and presently own an option to acquire certain properties in Cambodia. In order to succeed, we must acquire and explore mineral reserves on the property, which will involve many factors, including the following:

●	Our ability to finalize the acquisition of the property;

●	our ability to secure the necessary funds to explore the property;

●	the presence of viable mineral reserves on the property;

●	the costs of maintaining and expanding operations; and

●	our ability to attract and retain a qualified work force.

We cannot assure you that we will achieve or maintain any of the foregoing factors or realize profitable operations in future.

There can be no assurance that a commercially viable mineral deposit exists on our property.

Because of the lack of recent exploratory or other activity and other meaningful or recent geologic information concerning the Andong Bor property, we can make no assurance that a viable mineral deposit of any kind exists on the property. We anticipate that extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential deposits on the property. In the event we are unable to locate a commercially viable mineral deposit, our business could fail and investors in our shares could lose a portion or all of their investment.

Future operating results are difficult to predict.

We will likely experience significant quarter-to-quarter fluctuations in revenues and net income (loss). Until we are able to emerge from the exploration stage, we are not likely to realize any revenues and our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below the expectations of securities analysts and investors, which could have negative impact on the price of our common stock.

We have a limited operating history making it difficult for prospective investors to make an informed investment decision regarding our stock.

Our activities to date have been primarily limited to organizational activities and acquiring a property with suitable potential for a drilling program. Businesses in their initial stages of development present substantial business and financial risks and may suffer significant losses from which they may not recover. We face all of the challenges of a new business enterprise. Because we have yet to realize revenues and have a limited operating history, prospective investors in our shares will have little information upon which to base an investment decision and could lose his or her entire investment.

The absence of recent mineral exploration activity on our property means that we have limited knowledge of what exploration occurred in the past and what mineralization exists.

There have been no significant mineral exploration activities or operations on our property recently, except for limited assessment and exploration work performed. We are aware of two small pits being mined in 1964 and 1965 and other periodic drilling activities on the property, but there is little available information or documentation concerning these activities. Accordingly, much of these past efforts will likely have to be repeated in the event that we engage in a mineral exploration program, which will add to our exploration costs.

We anticipate needing additional financing in order to accomplish our business plan.

At December 31, 2008, we had cash on hand of $12,120.  Management estimates that we will require approximately $1,000,000 to fully implement our current business plan.  We expect to incur numerous expenses in our efforts to acquire the Andong Bor property and to commence an exploration and drilling program. There is no assurance that we will be able to secure necessary financing, or that any financing available will be available on terms acceptable to us.  Any additional offerings of our stock will dilute the holdings of our then-current stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. At the present time, we do not intend to obtain any debt financing from a lending institution. If necessary, our board of directors or other stockholders may agree to loan funds to the Company, although there are no formal agreements with the directors, or any other stockholder, to do so.

We are dependant upon our directors, officer and consultants, the loss of any of whom would negatively affect our business.

We are dependent upon the efforts of our directors, officers and consultants to operate our business. Should any of these persons leave or otherwise be unable to perform their duties, or should any of our consultants cease their activities on behalf of the Company for any reason before qualified replacements could be found, there could be material adverse effects on our business and prospects. Our management team is small and has limited experience in establishing and managing large-scale operations. We have not entered into employment agreements with any individuals, and do not maintain key-man life insurance. Unless and until additional employees are hired, our attempt to manage our projects and meet our obligations with such a limited staff could have material adverse consequences, including without limitation, a possible failure to meet a contractual or SEC deadline or other business related obligation.

We may not be able to manage future growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our business plan will require effective planning. Significant rapid growth and/or possible future acquisitions could strain management and internal resources that could adversely affect financial performance. We anticipate that future growth or acquisitions could place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require attracting, training, motivating, retaining and managing new employees and continuing to update and improve operational, financial and management controls and procedures. If we do not manage growth effectively, our operations could be adversely affected resulting in slower growth and a failure to achieve or sustain profitability.

Being a public company involves increased administrative costs, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company subject to the reporting requirements of the Securities Exchange Act of 1934, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 as well as new rules subsequently implemented by the SEC may require changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. For example, in connection with being a public company, we may have to create new board committees, implement additional internal controls and disclose controls and procedures, retain a financial printer, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports. These new rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

We may be subject to government laws and regulations particular to our operations with which we may be unable to comply.

The mineral exploration business is subject to many government laws and regulations. It is possible that we may not be able to comply with all current and future government regulations which are applicable to our business.  Our business operations are subject to all government regulations normally incident to conducting business, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation, income tax and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations. In addition, we are subject to laws and regulations regarding mineral properties in Cambodia. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities. Our failure to comply with material regulatory requirements would likely have an adverse effect on our ability to conduct our business and could result in our cessation of active business operations.

We may be subject to environmental laws and regulations particular to our operations with which we are unable to comply.

We are engaged in mineral exploration and, accordingly, exposed to environmental risks associated with mineral exploration activity. We are currently in the initial exploration stages on our property interests and have not determined whether significant site reclamation costs will be required. We anticipate that we would only record liabilities for site reclamation when reasonably determinable and when such costs can be reliably quantified.  Compliance with environmental regulations will likely be expensive and burdensome.  The expenditure of substantial sums on environmental matters will have a materially negative effect on our ability to implement our business plan and grow our business.

The exploration and mining industry is highly competitive, and we are at a disadvantage since many of our competitors are better funded.

Discovering, exploring and exploiting a mineral prospect are highly speculative ventures. There are many companies already established in this industry who are better financed and/or who have closer working relationships with productive mining companies. This places our firm at a competitive disadvantage. Our goal is to prepare the Andong Bor property to the point where a more established and larger mining company would enter into an agreement with us to move the property into production. We have not entered into any agreements with any third parties to produce any minerals from our property, nor have we identified any potential partners in that regards. There are no guarantees that we will ever identify suitable partners to assist us in realizing production grade minerals from our property or that we will be able to enter into contracts with any such partners. If we are unable to identify and/or partner with any third parties to assist us in attaining production grade minerals, we will likely be unsuccessful in producing any such minerals, which would likely have a materially adverse effect on our ability to generate revenues. The inability to generate sufficient revenues could cause us to cease active business operations.

Because we are conducting business in Cambodia, we could be adversely affected by local laws and possible political or economic instability in that country.

Conducting mining exploration operations in a foreign country could subject us to certain unique risks not otherwise associated with operating in the United States. Under Cambodian law, all mineral resources are considered to be the property of the State. We are permitted to explore for and potentially exploit minerals pursuant to licenses and permits issued by the Ministry of resources. If we do not comply with the operating and environmental standards established by the government, our license may be suspended or cancelled. Also, Cambodia, like many other countries, is currently facing economic and financial difficulties. Although we believe the political situation to be relatively stable in Cambodia, there can be no assurance that the present worldwide economic crisis will not result in added financial risks of doing business in Cambodia, or in any other country. Any significant worsening of economic and financial conditions in Cambodia, or in general, would likely hurt our business and operating results.

Risks Relating to the Offering and Ownership of Our Common Stock

There is not currently, nor has there ever been, a public trading market for our common stock

In connection with this offering by selling stockholders, we intend to request a broker/dealer to make an initial application to the Financial Industry Regulatory Authority to have our shares quoted on the OTC Bulletin Board. Inclusion on the OTC Bulletin Board would permit price quotations for our shares to be published by that service. However, we do not anticipate a substantial public trading market in our shares in the immediate future.

Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTC Bulletin Board or at any other time in the future or, that if such a market does develop, that it can be sustained. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, we must keep current in our filing obligations with the SEC, including periodic and annual reports and the financial statements required thereby. In the event that we become delinquent in our filings or otherwise lose our status as a "reporting issuer," any future quotation of our shares on the OTC Bulletin Board would be jeopardized.

A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

In the event that our shares are quoted in a public market, the stock price may be volatile and subject to numerous factors.

There can be no assurance that our shares will be accepted for quotation on the OTC Bulletin Board or other recognized market for trading, or that if they are, there will be an active trading market for the shares. Accordingly, it could be difficult for holders of our common stock to liquidate their shares. Any trading market that may develop will most likely be very volatile and subject to numerous factors, many of which would be beyond our control. Some of the factors that may influence the price of our shares are:

●	our ability to locate and successfully explore a viable mineral prospect;

●	our failure to achieve and maintain profitability;

●	changes in earnings estimates and recommendations by financial analysts;

●	actual or anticipated variations in our quarterly and annual results of operations;

●	changes in market valuations of similar companies;

●	announcements by competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

●	the loss of significant partnering relationships; and

●	general market, political and economic conditions.

In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

Effective voting control of our company is held by directors and certain principal stockholders.

Approximately 62% of our outstanding shares of common stock are held by our directors and a small number of principal stockholders. These persons have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with other stockholders. As a result, a relatively small number of stockholders acting together have the ability to control all matters requiring stockholder approval, including the election of directors and approval of acquisitions, mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

We anticipate that we will retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

If our shares eventually trade on the OTC Bulletin Board, transactions may be subject to certain "penny stock” regulation which could have a negative effect on the price of our shares in the public market.

Public trading of our common stock on the OTC Bulletin Board may be subject to certain regulations commonly referred to as penny stock rules. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to make a special suitability determination for purchasers of penny stocks and to receive the purchaser's prior written consent to the transaction. A broker-dealer may also be required to deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the price at which our shares trade. Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Future sales or the potential for sale of a substantial number of shares of our common stock, could cause our market value to decline.

At December 31, 2008 we have 18,059,324 shares of common stock outstanding, of which 2,144,490 shares, or approximately 11.9% of the total outstanding, are being offered under this prospectus by selling stockholders. The shares offered by selling stockholders will be freely tradable without restriction upon the effectiveness of our registration statement.

The remaining 15,914,834 shares outstanding are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

If we issue additional shares of our common stock in the future, current holders could suffer immediate and significant dilution, which could cause the price of our shares to decline and investors in our shares could lose all or a portion of their investment.

We are authorized to issue 200 million shares of common stock and 10 million shares of preferred stock. Currently we have 181,940,676 shares of authorized but unissued common stock and 10 million shares of authorized but unissued preferred stock. Our board of directors will have broad discretion in the future issuances of both common and preferred shares. Future issuances of shares may be for cash, property or services, acquisitions, or for several other reasons such as to make it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations the board of directors determines that a takeover proposal was not in the Company's best interests, unissued shares could be issued by the board without stockholder approval. This might prevent, or render more difficult or costly, completion of an expected takeover transaction.

We do not presently contemplate additional issuances of common stock in the immediate future. However if such additional stock were to be issued, it could have a materially adverse effect on the aggregate voting power of existing stockholders. Our board of directors has authority, without action or vote of our stockholders, to issue all or part of the authorized but unissued shares. Any future issuance of shares will dilute the percentage ownership of existing stockholders and may dilute the book value of the common stock.

The existence of warrants, options and debentures would like dilute holdings of current stockholders and new investors.

As of December 31, 2008 we have 684,490 outstanding warrants to purchase our common stock at $0.40 per share. There are no other outstanding warrants, options or convertible debentures to purchase common stock. If management decides to offer incentive options to key employees, the existence of these options may hinder our future equity offerings. The exercise of outstanding and new options would further dilute the interests of all of our existing stockholders. Future resale of the shares of common stock issuable on the exercise of warrants and/or options may have an adverse effect on the prevailing market price of our common stock. Furthermore, holders of warrants and/or options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements relating to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed in the “Risk Factors” section beginning on page 6. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DILUTION

We are not offering or selling any of the shares of common stock in this offering. All of the offered shares are held by selling stockholders and, accordingly, no dilution will result from the sale of the shares.

MARKET FOR OUR COMMON STOCK

There is not currently, nor has there ever been, a public trading market for our common stock. As of the date hereof there are approximately seventy four stockholders of record of our common stock. We intend to request a broker/dealer to make an initial application to the Financial Industry Regulatory Authority to have our shares quoted on the OTC Bulletin Board. The application will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934.

Inclusion on the OTC Bulletin Board will permit price quotations for our shares to be published by that service. Although we intend to request that an application to the OTC Bulletin Board be submitted, we do not anticipate a public trading market in our shares in the immediate future. Any future secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTC Bulletin Board or at any other time in the future or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The Nasdaq Stock Market in the foreseeable future. Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●	registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●	authorized for quotation on The Nasdaq Stock Market;

●	issued by a registered investment company;

●	excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●	exempted from the definition by the SEC.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors are subject to additional sales practice requirements. An accredited investor is generally defined as a person with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. For a transaction covered by these rules, a broker-dealer must:

●	make a special suitability determination for the purchase of such securities;

●	receive the purchaser's written consent to the transaction prior to the purchase;

●	deliver to a prospective purchaser prior to the first transaction, a risk disclosure document relating to the penny stock market;

●	disclose the commissions payable to both the broker-dealer and registered representative and the current quotation for the penny stock; and

●	send monthly statements to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.

These rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock, which could affect the price of our shares and the ability of stockholders to sell their shares. Also, penny stock requirements may be considered too cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares.

Rule 144

A total of 15,914,834 shares of our common stock presently outstanding and not being registered for resale under this prospectus, are deemed to be “restricted securities” as defined by Rule 144 under the Securities Act. Rule 144 is the common means for a stockholder to resell restricted securities and for affiliates, to sell their securities, either restricted or non restricted (control) shares. Rule 144 has been amended by the SEC, effective February 15, 2008.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●	the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●	1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself. After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

An important exception to the availability of the amended Rule 144 is that Rule 144 is not available for either a reporting or non-reporting shell company, unless the company:

●	has ceased to be a shell company;

●	is subject to the Exchange Act reporting obligations;

●	has filed all required Exchange Act reports during the preceding twelve months; and

●	at least one year has elapsed from the time the company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

DIVIDEND POLICY

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the future.

THE OFFERING

Commencing the date of this prospectus, selling stockholders propose to offer shares of our common stock at $0.30 per share, until the shares are approved for and quoted on the OTC Bulletin Board. Thereafter, the shares will be offered at market prices, if a market develops, or at privately negotiated prices. There is currently no trading market or quoted price for our stock, and the above offering price has been arbitrarily determined without any relation to factors such as a value determination, price earnings ratio, book value, or any other objective criteria.

Contemporaneously with the filing of the registration statement to which this prospectus relates, we will request that a broker-dealer submit an application to have our shares quoted on the OTC Bulletin Board. There can be no assurance that our shares will be accepted by the OTC Bulletin Board or that an active market for our shares will be established.

PLAN OF DISTRIBUTION

We are registering the 2,144,490 shares of common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledges, transferees or other successors-in-interest selling shares received from the selling stockholders as pledges, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling stockholders.

We expect that the selling stockholders will sell their shares, at such time as a public market develops for our common shares, primarily through sales into the over-the-counter market made from time to time at prevailing market prices. Shares may be sold by the selling stockholders from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded in the future or in private transactions. Sales may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	transactions in which broker-dealers may agree with one or more selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	a combination of any of the above or any other method permitted pursuant to applicable law.

Selling stockholders may also sell shares under existing exemptions under the Securities Act, such as Rule 144 if available, rather than under this prospectus. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser, in amounts to be negotiated. Selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Selling stockholders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer or agent.

We have agreed to pay all fees and expenses incurred by us incident to the registration of the common stock, including SEC filing fees. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. Selling stockholders will be indemnified by us against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, which provisions may limit the timing of purchases and sales of common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling stockholders and other persons participating in the sale or distribution of the shares offered hereby, will be subject to applicable provisions of the Securities Exchange Act of 1934 and rules and regulations promulgated there under, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus.

No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

SELLING STOCKHOLDERS

We are registering the shares of our common stock offered for resale pursuant to this prospectus to afford selling stockholders the opportunity to sell their shares in a public transaction. The selling stockholders are offering hereby a total of up to 2,144,490 shares of our common stock. The following table provides information regarding the beneficial ownership of our common stock being offered for resale by the selling stockholders. Each selling stockholder’s percentage of ownership depicted below is based on 18,059,324 shares of our common stock outstanding as of January 31, 2009. The table includes the number of shares owned beneficially by each selling stockholder as of January 31, 2009, the number of shares which may be offered for resale pursuant to this prospectus and the number of shares to be owned beneficially by each selling stockholder after the offering. The table has been prepared on the assumption that all the shares of common stock offered under this prospectus will be sold. No Selling Stockholder has any affiliation with Mandarin Venture Equity Inc. or our officers, directors, promoters or principal stockholders except as noted.

In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Beneficial Ownership Name	Number of Shares Owned	Number of Shares Being Registered	Number of Shares Owned After Offering	Percentage After Offering

Gladys Aitken	800,000	125,000	675,000	3.90%
Stuart Beament	100,000	30,000	70,000	0.40%
Marvin Berard	20,000	5,000	15,000	0.10%
Robert Black	33,333	33,333	0	0%
Sean Black	7,824	7,824	0	0%
PM Bourne	50,000	16,000	34,000	0.20%
Ben Brett	10,000	10,000	0	0%
Lesly Brooks	1,000	1,000	0	0%
Richard Brooks	1,000	1,000	0	0%
Latanya Lynn Brown	700	700	0	0%
Lynn Brown	2,000	2,000	0	0%
Charmaine Campbell	1,000	1,000	0	0%
Crown Capital Corp.*	600,000	250,000	350,000	2.00%
G. R. Crawford	1,000	1,000	0	0%
Kelly Dolloway	50,000	16,000	34,000	0.20%
Donna Donaldson	58,500	58,500	0	0%
Margaret S. Flynn	1,000	1,000	0	0%
Neil J. Flynn	1,000	1,000	0	0%
Gordon H. Gavin	1,000	1,000	0	0%
Loren A. Gavin	1,000	1,000	0	0%
Candace Goyette	1,000	1,000	0	0%
Mark Goyette	1,000	1,000	0	0%
Carlos Green	700	700	0	0%
Wayne Michael Green	200,000	50,000	150,000	0.90%
Colton Hamilton	1,000	1,000	0	0%
D. Gavin Hamilton	1,000	1,000	0	0%
Mabel Hamilton	1,000	1,000	0	0%
Edward Hoffman	15,000	15,000	0	0%
Donald Jamont	1,000	1,000	0	0%
Ilene Jamont	1,000	1,000	0	0%
Louis Jamont	1,000	1,000	0	0%
Valarie Z. Jamont	1,000	1,000	0	0%
Adolf E. Jungbauer	1,000	1,000	0	0%
Frances Lauritzen	1,500	1,500	0	0%
Daniel Mapstone	116,667	35,000	81,667	0.50%
Dan Melgar	700,000	263,200	436,800	2.50%
Toni Morrison	725,000	350,000	375,000	2.20%

Lorraine Neuman	1,000	1,000	0	0%
Jason Scott New	700	700	0	0%
Clare M. O'Neill	1,000	1,000	0	0%
D.R. Oswald	20,000	5,000	15,000	0.10%
Dipak Patel	700	700	0	0%
Chet Patel	3,333	3,333	0	0%
Dean Price	1,000	1,000	0	0%
Mark Price	5,000	5,000	0	0%
Sharon Price	1,000	1,000	0	0%
Mervyn W. Raynor	166,000	50,000	116,000	0.70%
Susan L. Roberts	1,000	1,000	0	0%
Wanna Saksri	715,500	250,000	465,500	2.70%
Rylee Sero	1,000	1,000	0	0%
Edith Skiber	1,000	1,000	0	0%
Ronald Skiber	1,000	1,000	0	0%
Brian F. Smith	1,000	1,000	0	0%
Antonio Spina	1,000	1,000	0	0%
Thomas D. Stokoe	300,000	100,000	200,000	1.20%
Sheldon Terman	100,000	30,000	70,000	0.40%
Margaret Trethewey	1,000	1,000	0	0%
Michael Trethewey	1,000	1,000	0	0%
Kathy Vincent	1,000	1,000	0	0%
Dick Wade	100,000	30,000	70,000	0.40%
Bill Weinkauf	50,000	16,000	34,000	0.20%
B. Leslie Williams	650,000	250,000	400,000	2.30%
Shannon Williams	1,000	1,000	0	0%
Shaun Williams	1,000	1,000	0	0%
Mark Wisnoski	100,000	100,000	0	0%
Coreen Zubersky	1,000	1,000	0	0%
Pete Zubersky	1,000	1,000	0	0%

	Total	5,737,457	2,144,490	3,592,967

______________

* Crown Capital Corp is a corporation owned and controlled by Mauricio Dobles. Its address is P.O. Box 7578 - 1000, San José, Costa Rica

CAPITALIZATION

The following table sets forth our actual capitalization at December 31, 2008. This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

December 31, 2008

Common stock: 200,000,000 shares authorized,

par value of $0.001; 18,059,324 shares issued and outstanding	$ 18,060
Additional paid-in capital	$ 940,206
Retained earnings	(deficit)	$ (529,174)
Total stockholders' equity	$ 429,092

LEGAL PROCEEDINGS

From time to time, we may be involved in various claims, lawsuits, and disputes with third parties incidental to the normal operations of the business. As of the date of this prospectus, we are not aware of any material claims, lawsuits, disputes with third parties or regulatory proceedings that would have any material affect on our business.

BUSINESS

We are an exploration stage mineral exploration company and have entered into an option agreement through our wholly owed subsidiary, Mandarin Venture Equity (Cambodia) Ltd., to acquire the Andong Bor property located in Cambodia.

 The Andong Bor property is optioned to Mandarin Venture Equity, Inc. by virtue of a Memorandum of Understanding executed in June, 2008 between Liberty Mining International Pty Limited, a company incorporated in accordance with the laws of Western Australia, itself a wholly owned subsidiary of Transol Corporation Limited, also of Australia, and Mandarin Venture Equity (Cambodia) Ltd. The parties to the agreement operate at arms length to each other. To exercise the option to acquire a 51% interest in the property, we have paid $150,000 to Liberty upon execution of the agreement, are obligated to make further payments totaling $450,000 prior to March 31, 2009, issue $600,000 worth of our common shares in five tranches, the first two tranches for $200,000 each in shares valued at $0.30 per share (666,667 common shares which have been issued at October 22, 2008 and 200,000 common shares which have been issued at November 18, 2008) and the remaining three tranches to coincide with the cash payments, and expend $500,000 in exploration and development of the property before June 30, 2009. The $50,000 payment due October 31, 2008 has been paid, but the $150,000 payment due December 31, 2008 has not been paid. We are presently negotiating revised terms for the remaining payments.

Under the agreement, we will earn a 51% interest in the properties for payments totaling $600,000 to Liberty Mining International Pty Ltd. and for the expenditure of $500,000 in exploration and development of the Andong Bor property before June 30, 2009.  We will earn a further 29%, resulting in a total of 70%, interest in the property by expending a further $1,000,000 on development of the property before June 30, 2010. To satisfy these conditions, we are organizing a work program, arranging for manpower, equipment, professional expertise, accommodation and transportation, among other things. We must also give considerable attention to professional review of geological maps and information pertaining to the Andong Bor property in assessing the properties geology for specific work programs and potential drill targets. Management estimates that we have expended approximately $139,345 for exploration and mineral property evaluation through January 22, 2009 and $74,285 for consulting fees relevant to the exploration and development of the property.

We will be exploring the Andong Bor property in phases. Our first proposed work program is set out in detail under the Plan of Operation section below. There is no assurance that a commercially viable mineral deposit exists on our property. Extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential mineral deposit.

Our principal executive office is located at #8 Street, Sangkat Phsar Thmei II, Khan Daun Penh, Phnom Penh, Cambodia, telephone number 011 (855) (0)12 422. We also maintain an office at 410 – 409 Granville Street, Vancouver, B.C., Canada V6C 1T2, telephone number (778) 881-5544.

Exploration properties

The Tenements Holding Area is covered under an Exploration Agreement between the Ministry of Industry, Mines and Energy of the Kingdom of Cambodia and Liberty Mining International Pty Ltd. of Australia (‘Liberty’). The agreement was granted on August 13, 2007 and covers a total of 363.5 square kilometers within the provinces of Ouddar Meanchey and Banteay Meanchey in the northwestern part of Cambodia.

Liberty Mining International Pty Ltd. is a wholly-owned subsidiary of Transol Corporation Ltd of Australia. Mandarin Venture Equity (Cambodia) Ltd. is a wholly-owned subsidiary of Mandarin Venture Equity Inc. Both entities entered into a memorandum of understanding on June 13, 2008 and are currently negotiating a definitive joint venture agreement for the exploration of the property.

The district where the property is situated is generally characterized by flat terrain with elevations ranging from 150 meters to nearly 200 meters above sea level. The area indicates a mature stage of geomorphologic development with no geomorphologic signatures of distinct structural controls. Further west, there are three isolated limestone hills that appear to be the remnants and source of the thick calcareous soil horizons. The ridges are mostly covered by secondary growth trees and bushes and lush grasses with some rice paddies.

The area is mostly underlain by calcareous sedimentary formations (Upper Tertiary age) with Permian limestone hills located on the southwest of the claim property. Only limited outcropping was located due to flat topography and high grass coverings. A thin soil and calcrete horizons covers most of the tenement with the exception of limestone hills located on the southwest part of the tenement and trending northeasterly. Landsat image interpretations suggest the presence of oval shaped granite bodies and crisscrossing structural disruptions between the Andong Bor and Bon Sup Trup mine area and that two gold occurrences appear within this zone (Liberty Mining previous report dated March 2008).

The nearest city to the site is Sisophon. Access to the mine site area is via a 55 km maintained gravel road followed by another 22 km gravel road. The final 8 km of road is in bad condition and, during the wet season, is only passable using 4x4 vehicles. The road is currently undergoing road widening and improvements from Sisophon to Banteay Meanchay. Travel time to the mine site presently takes about 3.5 hours from Siem Reap, Cambodia’s second largest city.

Previous work

Two small pits were mined by a Chinese group during 1964 and 1965, but no record of actual production is available. The Chinese open pit mines in the area reach an approximate depth of 30 m. These workings were subsequently investigated by a French group that sank four drill holes in 2001. No core log data is available. Recently, in 2004, a Korean company had refurbished the area and sank a 70m shaft plus underground tunneling for a total of 200 meters following quartz veinlets trending on east-west directions. They were to drive the tunnels, following the vein, and then stopped advancing due to financial constraints. We believe that only minimal production was realized by the project. There was no evidence that a production stage had been reached at the 200 m tunnel drive.

Recent extensive exploration by Liberty has been done in the area using rock chip sampling on the old pits and dumps. Also auger drilling was done to sample the calcrete layer, just below the alluvial soil cover. A total of 289 samples were collected with sample depth that varied from 10 to 150 cm at 25 m intervals along 50 meter spaced traverse lines. Assay results show widely dispersed gold (analysis in ppb) and is consider too small to give any significant anomaly trend of gold distribution. Trenching was done to expose the weathered bedrock below the gold anomalies from auger sampling results, by using an excavator. One 35 meter long by 1 meter wide by 3 meter deep trench was dug in the area and exposed a thick calcrete soil horizon with no visible mineralization. Five trenches, located on the west side of the shaft, had intersected the granite intrusive, mentioned in the LandSat image interpretation. A 10 cm vein with 5-10 mm quartz veinlets was intersected in one granite trench near the shaft area.

A further review of the Korean tunnels sketch map indicates the presence of an intrusive granite on the west tunnel area. The granite rock is highly silicified, with disseminated pyrite, and may have been the source of mineralizing fluids forming the quartz veinlets in contact with the sedimentary and resulting granite intrusions. Based on the muck pile found around the shafts, we believe the mineralized veins are hosted in intrusive granite with the appearance of rhyolite stock and andesite dike with minute-banded and networks of quartz veinlets 5 -10 mm thick, with pyrite as the main mineral. Specks of galena and minor chalcopyrite occur along joints and or laminae in metasediments with occasional visual specks of mineralization in some rock samples.

Two almost parallel open cut areas have been worked out. Drill core data shows possible intersections of veins, intersected at the 55 m depth and the other at the 86 m depth interval with the vein thickness from a few cm to 3 meter depth at intervals. The drill had apparently intersected the granite intrusive contacts with the sedimentary formations.

The presence of two mining camps in the area and the muck materials found around the area is an indication that mineralization exists in the area. However, surface outcrops are very much limited due to the almost flat terrain in the area. The overburden soil is followed by a the thick, 4 -10 meters calcrete horizons covers and apparently not mineralized based on the auger soil sample results. Also the flat terrain prevents an anomalous trend to be observed on the area as surface dispersion of mineralization will be depended on water outflow direction.

Recent trenching performed by Liberty exposed the granite (rhyolite) intrusive to the west of the shaft with thin veinlets, less than 10 cm, with the showing of weakly mineralized quartz-pyrite 5 mm veinlets within the intrusive body. We believe that this is evidence that the likely source of gold in the area comes from quartz veins as found in the muck materials taken from the tunnel advance. We consider that the historical mapping, sampling and trenching activities are deemed sufficient to warrant the next stage of exploration consisting of a due diligence drilling program and the rehabilitation the underground tunnels.

A Phase One drill program of 700 meters is proposed to test the structure and confirm what previous studies have indicated. The proposed drilling is targeted to intersect the contact between the granite intrusive rock and the sedimentary rocks along the East-West trend following the vein trend. Further rehabilitation of the mine area will depend on the results of the drilling program. A crosscut 50 meters due south toward the projected second vein horizon is also being proposed.

We also propose a regional aeromagnetic to delineate the intrusive granite contacts following the trend of the mineralized vein by picking up the contact of the intrusive with the sedimentary rock, followed by a second phase drilling in line with the findings of the Phase One exploration program.

Plan of Operations for the Next Twelve Months

During the period February 14, 2000 to December 31, 2008 and prior to the reverse acquisition of the subsidiary company, we raised proceeds of $465,919 from subscriptions for 6,518,167 shares of our common stock pursuant to an exemption from registration provided by Regulation S of the Securities Act of 1933. These proceeds have allowed us to evaluate mineral exploration opportunities in Cambodia and to secure the Andong Bor property option agreement.

We have developed a plan of operation reflecting our objectives and anticipated growth for the next twelve months and beyond and identifying our cash requirements to fulfill our business objectives. We anticipate that we will need to raise additional funds during the next 12 months to complete our exploration obligations on the Andong Bor property and to exercise the option agreement to acquire a 51% interest in the project. We believe our current funds will cover general and administrative expenses for at least the next twelve months. In the event additional funds are required, management will seek private placement subscriptions or will loan additional proceeds to the Company.

In the event we complete our planned initial exploration programs on the Andong Bor property and are successful in identifying a mineral deposit, we will be required to spend substantial additional funds on drilling and engineering studies to determine whether the mineral deposit is commercially viable. Currently, we do not have the funds required to complete a substantial drilling program and engineering studies. If we are unable to raise additional funds for this work, we would be unable to proceed, even if a mineral deposit is discovered.

Exploration on the Andong Bor property will be conducted in phases. Based on the data obtained from previous work reports, management believes the first phase of work on the Andong Bor property should include a grid mapping. We believe that any continuation of the mineralization is best followed using a closely spaced grid in the immediate vicinity of mineralization. Sample stations should be closely spaced (10 meters) with line spacing at 50 meters maximums.

We have not yet started phase one of our exploration program. If phase one results are sufficiently encouraging, we will proceed with continued exploration in a phase two program. Typically, exploration results which warrant phase two work include:

●	Analysis of surface geochemical sample results with values that are suggestive of a mineral deposit, when considered in the context of the geologic setting of the property;

●	Analysis of geophysical anomalies that are suggestive of a mineral deposit considered in the context of the geologic setting of the property; and

●	Interpretation of geological results that is indicative of a favorable setting for a mineral deposit.

These results are usually interpreted in conjunction with current metal-market conditions, management’s corporate goals, and the potential for phase two plans to facilitate the discovery process.

We anticipate completing the first stage of our two stage exploration program on our Andong Bor property over a three month time frame. Stage two will be contingent upon positive exploration results being obtained in stage one, which we expect to complete by June 30, 2009.

Phase One – Exploratory Drilling Program – 700 meters
Anticipated Budget
Field staff	$26,500
Camp costs	$29,300
Drilling, core samples and assays	$94,200
Program Total	$150,000

Phase Two - Contingent Upon Stage One Results

Reverse-circulation drilling depending on the results of Phase One. Deep holes of not less than 1,200 feet would be employed to explore for gold or base metals mineralization if indicated. Proposed budget is as follows:

Field staff	$60,000
Camp costs	$70,000
Drilling, core samples and assays	$220,000
Program Total	$350,000

Each phase of our proposed exploration will be assessed to determine whether the results warrant further work. We may pay finder’s fees to individuals who locate exploration properties on our behalf. No finder’s fees will be paid to any affiliated parties who may locate exploration properties on our behalf. If the exploration results on the initial phases on our property do not warrant drilling or further exploration, we will suspend operations on the property. We will then seek additional exploration properties and additional funding with which to do work on the new properties. In the event that we are unable to obtain additional financing or additional properties, we may not be able to continue active business operations.

Historically, we have incurred operating losses and will not be able to exist indefinitely without securing additional operating funds. In the view of our independent auditors, we require additional funds to maintain our operations and these conditions raise substantial doubt about our ability to continue as a going concern.

We will not be conducting any product research or development over the next 12 months. We do not expect to purchase any plant or significant equipment over the next 12 months. We do not have employees and do not expect any significant changes in the number of our employees over the next 12 months. Our current management team will satisfy our requirements for the foreseeable future.

Competition

The exploration for and exploitation of mineral reserves is highly competitive with many local, national and international companies in the marketplace. We must compete against several established companies in the industry that are better financed and/or who have closer working relationships with productive mining companies. We will most likely seek a strategic relationship with a more established and larger mining company might to provide assistance in developing our property to into production. We have not entered into any agreements with any third parties to produce any minerals from our property, nor have we identified any potential partners in that regards, nor is there any assurance we will be able to secure such agreements. If we are unable to identify and/or partner with any third parties to assist us in attaining production grade minerals, we will likely be unsuccessful in producing any such minerals.

Government Regulation

Because we are engaged in the mineral exploration activities, we are exposed to many governmental and environmental risks associated with our business. We are currently in the initial exploration stages of our property interests and management has not determined whether significant site reclamation costs will be required.

Environmental and other government regulations at the federal, state and local level, including foreign regulations, pertaining to our business and properties may include: (a) surface impact; (b) water acquisition and treatment; (c) site access; (d) reclamation; (e) wildlife preservation; (f) licenses and permits; and (e) maintaining the environment. Regulatory compliance in the mining industry is complex and the failure to meet and satisfy various requirements can result in fines, civil or criminal penalties or other limitations.

        Assuming that we acquire or obtain the money and funding necessary to implement a bona fide exploration program, we will be subject to regulation by numerous governmental authorities in Cambodia.

The Ministry of Industry Mines and Energy (“MIME”) is the main government agency that implements Cambodia’s mineral law and policy. The MIME’s Department of Geology and Mines and Department of Energy are responsible for developing the country’s mineral resources, providing mining assistance to the private sector, and administering mining-related regulations and inspections.

Under The Law on Management and Exploitation of Mineral Resources of 2001, all mineral resources are considered to be property of the State and all mining activities are illegal unless permission is granted by the Ministry in charge of the mineral sector (MIME). In order to obtain the appropriate licenses and permits from MIME to conduct mineral resources exploration, an applicant must first submit numerous documents including (i) a detailed exploration work program, (ii) an environmental impact assessment and (iii) an environmental management plan. It is also necessary that the environmental impact assessment be approved by the Ministry of Environment. The Cambodian Development Council (“CDC”) is the government agency that grants exploration licenses to explore the commercial opportunities available in a particular sector. If a license is granted and exploration ultimately proves successful, the applicant is required to present a master project plan to the CDC before they can be granted a mining license.

               Once a license is granted for the exploration and exploitation of a mineral resource, the licensee is responsible for maintaining certain standards that include (i) protection of the environment, (ii) health and safety of employees, (iii) provisions of adequate training for employees, and (iv) protection of public safety in and around the mining site. Under Cambodian law, an issued mineral resource license may be suspended or cancelled if a licensee is found to be in violation of these standards.

Our right to explore and potentially exploit the Andong Bor property exists in the Memorandum of Understanding we entered into with Liberty Mining International Pty Limited (“Liberty Mining”) in June 2008. On August 13, 2007, Liberty Mining secured from the Royal Cambodian Ministry of Industry, Mines and Energy an Agreement on Exploration and Exploitation of Minerals in Thmar Puork and Phnum Srok Districts, Banteay Meanchey Province, Banteay Ampil and Chongkal Districts, Ouddar Meanchey Province. Liberty Mining is the sole contractor (100% holder) for the Ministry with respect to the Exploration Area during the term of any Mineral Exploration License and/or Industrial Mining License granted to Liberty Mining. Prior to May 2008, Liberty Mining has incurred approximately US$600,000 in acquisition, exploration and other costs on the Exploration Area. Accordingly, management believes that we have fulfilled the requirements and obligations to conduct our exploration program in Cambodia.

Trademarks and Copyrights

We do not own any patents, trademarks or copyrights.

Employees

We presently do not have any employees and do not anticipate adding employees until our business operations and financial resources so warrant. We consider our current management to be sufficient to satisfy our requirements for the foreseeable future.

Facilities

We presently rent facilities for our office and administrative function. We have no further facilities.

Employee Stock Plan

The Company has not adopted any kind of stock or stock option plan for its employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Results of Operations

For the nine-month period ended December 31, 2008 compared to the same period ended December 31, 2007.

        No revenue was recorded for the three or nine months periods ended December 31, 2008 and no revenue has been generated since inception.

        Net loss for the nine month period ended December 31, 2008 was $190,925 compared to a loss of $253,468 for the nine months ended December 31, 2007. The expenditures comprising the loss for the nine months ended December 31, 2008 consisted primarily of exploration and mineral property evaluation in the amount of $32,200 (2007 - $83,360), administrative expenses in the amount of $59,710 (2007 - $42,085), consulting and professional fees in the amount of $35,635 (2007 - $85,535), and travel in the amount of $52,180 (2007 - $33,010).

        The Company has kept its office and business operations at a minimum and has relied mainly on its directors as the Company assesses its business plan and direction.

For the fiscal years ended March 31, 2008 compared to the fiscal year ended March 31, 2007.

        For the 2008 fiscal year, we incurred a loss in the amount of $303,834 compared to a loss of $34,415 in the previous year. Both years losses are a result of organizational expenses and expenses associated with setting up a company structure to begin implementing our business plan and in finding our resource property – the Andong Bor.

        We are in the process of evaluating our Andong Bor mineral property potential and incurred costs of $87,059 during the year ended March 31, 2008 to that end (compared to $20,086 during 2007). We anticipate that until these procedures are completed, we will not generate revenues, and may continue to operate at a loss thereafter, depending upon the development of the mineral claims.

        During the period from October 12, 2000 (date of incorporation) through December 31, 2008 we received no revenues.

        We have no commitments for capital expenditures other than the commitments to acquire and explore the Andong Bor as disclosed previously under the heading ‘Business’. In the process of carrying out our business plan, we may determine that we cannot raise sufficient capital to support our business on acceptable terms, or at all.

Liquidity and Capital Resources

        The Company has not earned any revenue since inception and has been able to pay its expenses and costs through the issuance of common shares as well as by loans from directors and other shareholders.

        As of December 31, 2008 the Company had a working capital deficiency of $120,908 (at March 31, 2008 a deficiency of $325,330). The Company needs to raise additional funds through the sale of stock or borrowing just to maintain the corporate existence of the Company. The Company may not be successful in its efforts to obtain equity financing and/or attain profitable operations. There is doubt regarding the Company’s ability to continue as a going concern.

        The Company’s cash requirements to operate for fiscal year 2009 are estimated at $1,000,000. The Company is currently seeking out options for financing from shareholders or private placements.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. We are currently assessing the potential impact that adoption of SFAS No. 157 would have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. We are currently assessing the potential impact that adoption of SFAS No. 159 will have on our financial statements.

The FASB has revised SFAS No. 141, which establishes uniform treatment for all acquisitions and defines the acquiring company. The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date. It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time. This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, SFAS 109, 142 and various EITF’s. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We believe the implementation of this standard will have no effect on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will be restated as non controlling interests and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS 161 which amends and expands the disclosure requirements of SFAS 133 to provide an enhanced understanding of an entity’s use of derivative instruments, how they are accounted for under SFAS 133 and their effect on the entity’s financial position, financial performance and cash flows. The provisions of SFAS 161 are effective for the period beginning after November 15, 2008. The Company is currently reviewing the effect, if any, that the adoption of this statement will have on the Company’s financial statements.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our present directors and executive officers.

Name	Age	Position

John S. Weber	62	President, Chief Financial Officer, Secretary

and Director of the Company

Chhay Ricky Ea	38	Director of our wholly owned subsidiary, Mandarin
Venture Equity (Cambodia) Ltd.

All directors serve for one-year terms until their successors are elected or they are re-elected at the annual stockholders' meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

There is no arrangement, agreement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer. Also, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs.

The business experience of each of the persons listed above during the past five years is as follows:

John S. Weber is a Canadian citizen who relocated to Thailand in 2002. Beginning 1969 and for about eight years thereafter, Mr. Weber was a CFTC and Exchange Licensed commodities broker (Comex, Chicago Board of Trade) trading and advising corporations on strategic hedging programs for traded commodities, specifically gold, other precious and industrial metals and currencies. He was also licensed by the New York and Toronto Stock Exchanges and has extensive experience in the commodities and stock markets. Mr. Weber also has experience managing commercial operations including corporate takeovers, mergers and acquisitions. Since moving to Thailand in 2002, he has focused on the mining industry in Southeast Asia and also acts as a consultant and business advisor to mining companies in the area. Mr. Weber currently serves as follows:

●	a Director and CEO of Indo-China Mining Plc – London , England (2005 to present)
●	a Director of Deep Star Mining Ltd – Bangkok , Thailand (2006 to present)
●	a Director of RonKaton ( Thailand ) Company Limited – Bangkok , Thailand (2003 to present)
●	a Director of NamaNow Company Limited – Bangkok , Thailand (2002 to present)
●	a Director of Motivision Ltd – London England (1985 to present)

Chhay Ricky Ea is a Cambodian American and the director of our wholly owned subsidiary, Mandarin Ventures Equity (Cambodia) Ltd. He holds a Bachelor’s degree in business administration and accountancy from Northern Virginia Communities College and is a Chartered Financial Consultant. From 2005 to the present Mr. Ea has been self employed as the Diversified Business Development Group providing trade and promotion strategies, for the expansion of trade and export capacities, to Cambodian businesses. For the year 2004 he worked on a one year contract with the World Trade Organization’s International Trade Center analyzing background documentation relevant to the export strategy process as it relates to the specific elements of a national export strategy. From 2002 to 2004 worked on various contracts with the World Bank and the United Nations as a consultant performing research into national and provincial resources, international trade rules and availability of existing personnel training resources specific to Cambodia.

None of our officers, directors, promoters or control persons has had any of the following events occur:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

●

being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and

●

being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Key Personnel

The Company intends to hire or sub contract key people required to advance its’ Andong Bor project as the needs arise throughout the conduct of the project

Committees of the Board of Directors

None of our directors are deemed to be independent directors. Currently we do not have any standing committees of the board of directors. Until formal committees are established, our board of directors will perform some of the functions associated with a nominating committee and a compensation committee, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The board will also perform the functions of an audit committee until we establish a formal committee.

Relationships and Related Party Transactions

Except as set forth below, we have not entered into any other material transactions with any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

Mandarin Venture Equity Inc issued 9,500,000 shares of common stock to J.D. Aagesen and issued 500,000 shares of common stock to Chhay (Ricky) Ea for the acquisition of Mandarin Venture Equity (Cambodia) Ltd. The transaction was fairly valued at $10,000 to acquire Mandarin Venture Equity (Cambodia) Ltd. as a wholly owned subsidiary company of the Company.

Executive Compensation

We do not have a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. We did not pay any salaries or other compensation to our officers or directors for the fiscal years ended March 31, 2008 and 2007 or for the nine-month period ended December 31, 2008.

As of December 31, 2008, we have accrued $54,000 as a payable to employees for services rendered. The Company intends to settle this payable by issuing the creditors shares of common stock at a negotiated market price.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2009 with respect to the beneficial ownership of our common stock and based on 18,059,324 shares outstanding, but does not include common shares underlying stock purchase warrants:

●	each stockholder believed to be the beneficial owner of more than 5% of our common stock;

●	by each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class(2)

Directors and Executive Officers:
Chhay Ricky Ea (3)	550,000	3.0%
122 - 124 Street 148 Khan Daun Pehn
Phnom Penh, Cambodia

John S. Weber	50,000	0.3%
Chin House, 75 - 1 Saladaeng Road,
Silom, Bangrak, Bangkok Thailand 10500

5% Beneficial Owners:
J. D. Aagesen	10,000,000	55.4%
431 Phrom Phong Station
5 - 11 - 3 Soi Sukumvit,
Klongtoey
Bangkok, Thailand 10110

All directors and executive officers	600,000	3.3%

as a group (2 persons)

_____________________________

(1) Unless otherwise indicated, the named person will be the record and beneficially owner of the shares indicated.

(2) Percentage ownership is based on 18,059,324 shares of common stock outstanding as of January 31, 2009.

(3) Mr. Ea is a director of our wholly owned subsidiary, Mandarin Venture Equity (Cambodia) Ltd.

DESCRIPTION OF SECURITIES

Our Common Stock

Authorized and Outstanding

We are authorized to issue up to 200 million shares of common stock, par value $0.001 per share, of which 18,059,324 shares are outstanding as of the date of this prospectus.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation or bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the shares of common stock sold in the offering will when issued, be fully paid and non-assessable.

Preferred Stock

We are authorized to issue of 10 million shares of preferred stock, par value of $0.001 per share. Terms of preferred shares will be determined by the board of directors upon issuance. There are no preferred shares issued at the date of this prospectus.

Transfer Agent

We have retained as our transfer agent Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors, officers and any person who acted at our request as an officer or director, will be indemnified by us to the fullest extent authorized by the general corporate laws of Nevada, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

●	such person acted in good faith with a view to our best interests; and

●	in the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104, Sandy, Utah 84093, telephone (801) 733-0800, has acted as our legal counsel.

EXPERTS

Our financial statements for the fiscal years ended March 31, 2008 and 2007 appearing in this prospectus and the registration statement to which it relates, have been audited by Chisholm, Bierwolf & Nilson, LLP, Certified Public Accountants. Their report is given upon their authority as experts in accounting and auditing. The unaudited financial statements for the nine-month period ended December 31, 2008 have been prepared by the Company.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus was hired on a contingent basis, will receive a direct or indirect interest in Mandarin, or has acted or will act as a promoter, underwriter, voting trustee, director, officer, or employee of our company.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC in accordance with its rules and regulations. This prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. You may inspect our registration statement, without charge, at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

You also may request a copy of the registration statement and these filings by contacting us electronically at: filingdocuments@mandarinventureequity.com

Upon the effectiveness of our registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports and other information with the SEC. These reports and other information may also be inspected and copied at the SEC’s public reference facilities or its web site.

Mandarin Venture Equity Inc.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mandarin Venture Equity, Inc.

Vancouver, Canada

We have audited the accompanying balance sheets of Mandarin Venture Equity, Inc. as of March 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2008 and the period from inception on November 16, 2006 through March 31, 2007 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. The audits also include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mandarin Venture Equity, Inc. as of March 31, 2008 and 2007, and the results of their operations, cash flows and changes in stockholders’ deficit for the year ended March 31, 2008 and the period from inception on November 16, 2006 through March 31, 2007 and 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative cash flow and working capital and has suffered losses from operations since inception. This condition raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Chisholm, Bierwolf & Nilson

Chisholm Bierwolf & Nilson, LLC

Bountiful, Utah

December 2, 2008

Mandarin Venture Equity Inc.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	March 31, 2007

ASSETS
Current Assets
Cash	$ 161,698	$ 493
Prepaid travel	13,219	-

Total Current Assets	174,917	493
Total Assets	$ 174,917	$ 493

LIABILITES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable Stock deposits Shareholder loans	$ 145,194 338,000 17,053	$ - 20,000 4,908

Total Current Liabilities	500,247	24,908

Total Liabilities	500,247	24,908

STOCKHOLDERS’ DEFICIT

Preferred Stock
10,000,000 shares authorized at $0.001 par value
Nil shares issued and outstanding	-	-
Common Stock
200,000,000 shares authorized at $0.001 par value
15,041,500 shares issued and outstanding	15,042	10,000
(10,000,000 March 31, 2007)

Discount on common stock	(2,123)	-

Deficit accumulated during exploration stage	(338,249)	(34,415)

Total Stockholders’ Deficit	(325,330)	(24,415)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$ 174,917	$ 493

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31, 2008	For the period November 16, 2006 to March 31, 2007	From Inception November 16, 2006 through March 31, 2008

REVENUES	$ -	$ -	$ -

OPERATING EXPENSES
Management services and mineral property evaluation	87,059	20,086	107,145
Financial and consulting fees	99,047	-	99,047
Travel	33,977	-	33,977
Professional fees	15,000	-	15,000
Public relations	10,514	-	10,514
Transfer agent fees	2,124	-	2,124
General, office and administration	56,113	14,329	70,442

Total operating expenses	303,834	34,415	338,249

Net loss from operations before income taxes	(303,834)	(34,415)	(338,249)
Income tax expense	-	-	-

Net loss	$ (303,834)	$ (34,415)	$ (338,249)

Net (loss) per common share:
Basic and diluted	$ (0.02)	$ (0.00)

Weighted average outstanding common shares:
Basic and fully diluted	14,502,819	10,000,000

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31, 2008	For the period November 16, 2006 to March 31, 2007	From Inception November 16, 2006 through March 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$ (303,834)	$ (34,415)	$ (338,249)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock issuance for expense	-	10,000	10,000
Changes in assets and liabilities – net of acquisitions: Accounts payable Advance receivable	139,154 (13,219)	- -	139,154 (13,219)
Net Cash (Used) in Operations	(177,899)	(24,415)	(202,314)

CASH FLOWS FROM INVESTING ACTIVITIES Cash acquired from merge	8,959	-	8,959
Net Cash Provided from Investing Activities	8,959	-	8,959
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from shareholder loans	12,145	4,908	17,053
Proceeds from stock deposits	318,000	20,000	338,000
Net Cash Provided from Financing Activities	330,145	24,908	355,053

NET INCREASE (DECREASE) IN CASH	161,205	493	161,698
CASH, BEGINNING	493	-	-
CASH, ENDING	$ 161,698	$ 493	$ 161,698

SUPPLEMENTAL DISCLOSURES:

Cash paid for interest and income taxes:

Interest	$-	$-	$-
Income taxes	$-	$-	$-

Noncash Investing and Financing Activities:

For the period from Inception on November 16, 2006 through March 31, 2008:

▪In May 2007, the Company issued 10,000,000 shares of common stock in connection with a stock for stock acquisition which has been accounted for in a matter similar to a reverse purchase.

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

From November 16, 2006 (Inception) through March 31, 2008

	Common		Discount on	Deficit Accumulated During the	Total
	Stock		Common	Exploration	Stockholders'
	Shares	Amount	Stock	Stage	Equity/(Deficit)
		$	$	$	$
Balance Inception November 16, 2006	-	-	-	-	-
Shares issued to founders for expenses	10,000,000	10,000	-	-	10,000
Net loss March 31, 2007	-	-	-	(34,415)	(34,415)
Balance March 31, 2007	10,000,000	10,000	-	(34,415)	(24,415)
Recapitalization – reverse acquisition adjustment	5,041,500	5,042	(2,123)	-	2,919
Net loss March 31, 2008	-	-	-	(303,834)	(303,834)
Balance March 31, 2008	15,041,500	$ 15,042	$ (2,123)	$ (338,249)	$ (325,330)

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(An Exploration Stage Company)

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2008

1. THE COMPANY

The financial statements presented are those of Mandarin Venture Equity Inc. ( Parent ), incorporated in the State of Nevada on February 14, 2000, and Mandarin Venture Equity Ltd. ( Subsidiary ), incorporated in Cambodia on November 16, 2006, ( Collectively, the Company ). In May, 2007 the Parent issued 10,000,000 shares of its common stock to acquire all of the issued shares of Mandarin Venture Equity (Cambodia) Ltd. (‘MVEC’) resulting in a change of control of the Company in that the shareholders of MVEC became the controlling shareholders of the Company. The transaction has been accounted for as a reverse merger. In a reverse acquisition all accounting history becomes that of the accounting acquirer, therefore all historical information prior to the acquisition is that of MVEC. The shares issued to the shareholders of MVEC have been stated retroactively. The reverse merger adjustment is therefore all the shares held by the Parent prior to the acquisition.

Subsequent to March 31, 2008 the Company entered a joint venture agreement with Liberty Mining International Pty Ltd (an Australian company) where the Company may earn a 51% interest in the Andong Bor mineral claims located in Cambodia for the payment of $550,000 over the next eighteen months and to issue $1,000,000 worth of its common shares in five tranches, the first for $200,000 in shares valued at $0.30 per share and the remaining four tranches to coincide with the cash payments, and by expending $500,000 in exploration of the property before June 30, 2009. The Company will earn a further 29%, resulting in a total of 70% interest in the property, by expending a further $1,000,000 on development of the property before June 30, 2010.

2. GOING CONCERN

These consolidated financial statements have been prepared by management on a going concern basis in accordance with accounting principles generally accepted in the United States of America. This disclosure presumes funds will be available to finance on-going development, operations and capital expenditures and the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

The Company has minimal capital resources presently available to meet obligations normally expected by similar companies, has an accumulated deficit of $338,249, negative cash flow from operations of $202,314 and a negative working capital of $325,330 at March 31, 2008. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is dependent on its ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. The outcome of these matters cannot be predicted. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods - The summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management and management is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of these financial statements. At March 31, 2008 the Company is in the exploration stage and, accordingly, these financial statements are prepared following the guidelines of SFAS 7, ‘Accounting and Reporting by Development Stage Enterprises’ as issued by the Financial Accounting Standards Board.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segmented Information - The Company's business is operating in one segment, being the locating and exploration of mineral properties, and in one geographical area in Cambodia.

Concentrations of Risk

Foreign Operations: All of the Company’s operations and operational assets are located in Cambodia. The Company may be adversely affected by possible political or economic instability in this country. The effect of these factors cannot be accurately predicted.

Cash: The Company’s cash accounts are held in foreign bank accounts which are not insured by the FDIC.  At March 31, 2008 the Company’s cash balances, net of outstanding checks, in its foreign bank accounts was $12,938.

Cash and Cash Equivalents – The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At March 31, 2008 the Company holds cash deposits in excess of the federally insured limit of loss of $100,000 and is at risk for $48,760.

Mineral Property Interests - Under US GAAP mineral property exploration costs are expensed as incurred.  Mineral property acquisition costs are accounted for as tangible assets using the guidance in EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets”.  Management reviews the carrying value of mineral property costs for impairment whenever circumstances could indicate that the carrying amount may not be recoverable.  To date, the Company has expensed all acquisition costs of exploration properties pending results of its exploration work indicating the existence and recoverability of mineral resources.

Revenue Recognition – Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and receipt of payment is reasonably assured. The Company used the guidance of SAB 104 to develop its revenue recognition policy.

The Company has no revenues to date but will account for mineral extraction revenues when they occur.

Income Taxes – The Company follows the provisions of SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Foreign Currency Translations – The assets and liabilities of the Company’s foreign operations are generally translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reflected as a separate component of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of an identifiable foreign currency commitment or as a hedge of a foreign currency investment position, are included in the results of operations as incurred. All assets held by the Company in Cambodia are in US dollars and no conversion was necessary for these financial statements.

Fair Value of Financial Instruments – For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities.

Earnings Per Share – Basic earnings or loss per share are based on the weighted average number of common shares outstanding. Diluted earnings or loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic earnings/loss per share is computed by dividing income/loss (numerator) applicable to common stockholders by the weighted average number of common shares outstanding (denominator) for the period. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No. 128, “Earnings Per Share.” Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. Convertible securities that could potentially dilute basic earnings per share in the future such as options and warrants are not included in the computation of diluted earnings per share because to do so would be anti dilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value. Warrants exercisable into 1,226,667 shares of common stock were excluded from the fully diluted earnings per share calculation due to the effects being anti-dilutive.

Basic and Diluted Earnings Per Share:                                             Year ended March 31,

2008	2007

Numerator - (loss from continuing operations)	$(303,834)	$(34,415)
Denominator – weighted average number of shares
outstanding	14,502,819	10,000,000

Loss per share – Basic & Diluted	$(0.02)	$(0.00)

Stock-based Compensation – The Company accounts for stock-based compensation following the requirements of SFAS 123R and estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. No stock based compensation has been issued to date.

Related Party Transaction – A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recent Accounting Pronouncements – The FASB recently issued the following pronouncements, none of which are expected to have a significant affect on the financial statements:

In March 2008, the FASB issued SFAS 161 which amends and expands the disclosure requirements of SFAS 133 to provide an enhanced understanding of an entity’s use of derivative instruments, how they are accounted for under SFAS 133 and their effect on the entity’s financial position, financial performance and cash flows. The provisions of SFAS 161 are effective for the period beginning after November 15, 2008. The Company is currently reviewing the effect, if any, that the adoption of this statement will have on the Company’s financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquired company, and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will be restated as non controlling interests and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for us on January 1, 2009, and is not expected to have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for us on January 1, 2008, and is not expected to have a material effect on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R” (“SFAS 158”). SFAS 158 requires employers that sponsor defined benefit pension and postretirement plans to recognize previously unrecognized actuarial losses and prior service costs in the statement of financial position and to recognize future changes in these amounts in the year in which changes occur through comprehensive income. As a result, the statement of financial position will reflect funded status of those plans as an asset or liability. Additionally, employers are required to measure the funded status of a plan as of the date of their year-end statements of financial position and provide additional disclosures. SFAS 158 became effective for us on January 1, 2007, but did not have a significant effect on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. Where applicable, SFAS 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS 159 is effective for us on January 1, 2008, and is not expected to have a material effect on our consolidated financial statements.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 became effective for us on January 1, 2007, but did not have a material impact on our consolidated financial statements.

4. LOANS TO SHAREHOLDERS

We received the amount of $17,053 and $4,908 non-interest bearing loans from a shareholder as of March 31, 2008 and 2007, respectively.  This loan has no specific terms of repayment and is included in current liabilities due to its on demand nature.

5. CAPITAL STOCK

Authorized

200,000,000 shares of common stock with a par value of $0.001 per common share and 10,000,000 shares of preferred stock with a par value of $0.001 per preferred share are authorized. Terms for the preferred shares will be established by the board of directors as the preferred shares are issued.

Issued and outstanding

In May 2007, the Company issued 10,000,000 shares of its common stock in accordance with the acquisition (see note 1). The transaction has been accounted for as a reverse merger and net assets and liabilities acquired were as follows:

Cash in bank	$8,959
Loans from shareholders	$ (10,408)
Other loans payable	$ (50,000)

At March 31, 2008 and 2007, the Company had 15,041,500 and 10,000,000 shares of common stock issued and outstanding, respectively.

As of March 31, 2008 the Company received $338,000 for stock subscriptions from private investors for 1,126,667 units of the Company’s common stock. Each unit consists of one share of common stock plus one warrant to purchase one share of common stock for $0.40 per share. The units were not issued until July 2008. The $338,000 is included as a current liability until the shares are actually issued.

Warrants Issued

The Company granted warrants to purchase 1,126,667 shares of the Company’s common stock at an exercise price of $0.40 to its investors. The warrants can be exercised up to December 31, 2009.

These warrants were valued using the Black-Scholes pricing model with an assumed 1% volatility, a term of the warrants of 1.75 years, a risk free rate of 2.6% and a dividend yield of 0%. The accrued compensation expense relating to these warrants for the year ended March 31, 2008 was $0.

A summary of the status of warrants granted and outstanding as of March 31, 2008 and 2007 is as follows:

Weighted
Number of	Average
Shares	Exercise Price
Outstanding at April 1, 2006	-	-
Warrants issued	-	-
Warrants exercised	-	-
Warrants expired or otherwise no longer exercisable	-	-
Outstanding at March 31, 2007	-	-
Warrants issued	1,126,667	$0.40
Warrants exercised	-	-
Warrants expired or otherwise no longer exercisable	-	-
Outstanding at March 31, 2008	1,126,667	$0.40

A summary of the status of warrants outstanding at March 31, 2008 is presented below:

Warrants Outstanding	Warrants Exercisable
Weighted
Average
Range of	Remaining	Weighted	Weighted
Exercise	Number	Contractual	Average	Number	Average
prices	Outstanding	Life	Exercise Price	Exercisable	Exercise Price
$ 0.40	1,126,667	1.75 years	$0.40	1,126,667	$0.40

6. RELATED PARTY TRANSACTIONS

A shareholder of the Company paid out $12,145 in expenses on behalf of the Company during the year ended March 31, 2008 (2007: $4,908). No repayments were made by the Company during the year ended March 31, 2008 (2007: $nil). These amounts are owed to that shareholder by the Company, are unsecured, do not bear interest and have no fixed terms of repayment.

7. INCOME TAXES

The Company follows Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry forward has been recognized, as it is not deemed likely to be realized.

The provision for deferred Federal income tax consists of the following:

	March 31, 2008	March 31, 2007
Deferred Federal income tax attributable to:
Current operations - NOL	$214,000	$ 62,000
Less, change in valuation allowance	(214,000)	(62,000)
Net provision for income tax	$-	$ -

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	March 31, 2008	March 31, 2007
Deferred tax asset attributable to:
Net operating loss carryover	$342,000	128,000
Less, valuation allowance	(342,000)	(128,000)
Net deferred tax asset	$-	$ -

At March 31, 2008 the Company had an unused net operating loss carryover approximating $1,005,000 that is available to offset future taxable income; with expiry beginning in 2022.

8. SUBSEQUENT EVENTS

Subsequent to March 31, 2008 the Company entered a joint venture agreement with Liberty Mining International Pty Ltd (an Australian company) where the Company may earn a 51% interest in the Andong Bor mineral claims located in Cambodia for the payment of $100,000 and: $50,000 by October 31, 2008; $150,000 by December 31, 2008; $150,000 by February 28, 2009; $150,000 by March 31, 2009; and to issue $1,000,000 worth of its common shares in five tranches, the first for $200,000 in shares valued at $0.30 per share and the remaining four tranches to coincide with the cash payments and by expending $500,000 in exploration of the property before June 30, 2009.

The Company will earn a further 29%, resulting in a total of 70% interest in the property, by expending a further $1,000,000 on development of the property before June 30, 2010.

Subsequent to March 31, 2008 the Company issued 1,126,667 shares of common stock to private investors for $338,000. Each share was issued with one warrant attached for the purchase of one additional share of common stock at $0.40 per share. The shares were issued to satisfy subscriptions received at year end and recorded in stock deposits.

Subsequent to March 31, 2008 a shareholder exercised warrants to purchase 200,000 shares of the Company’s common stock for $80,000.

Mandarin Venture Equity Inc.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended December 31, 2008 and 2007and

for the period from Inception February 14, 2000 to December 31, 2008

Unaudited

(Prepared by Management)

Mandarin Venture Equity Inc.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31 2008	March 31 2008
	$	$
ASSETS
Current Assets
Cash	12,120	161,698
Prepaid travel	17,219	13,219

Total current assets	29,339	174,917

Andong Bor property option	550,000	-

Total Assets	579,339	174,917

LIABILITES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	79,194	91,194
Due to related party	54,000	54,000
Stock deposits	-	338,000
Shareholder loans	17,053	17,053

Total Current Liabilities	150,247	500,247

Total Liabilities	150,247	500,247

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Preferred Stock
10,000,000 shares authorized at $0.001 par value
Nil shares issued and outstanding	-	-
Common Stock
200,000,000 shares authorized at $0.001 par value
18,059,324 shares issued and outstanding	18,060	15,042
(15,041,500 March 31, 2008)

Additional paid in capital	940,206	(2,123)

Deficit accumulated during exploration stage	(529,174)	(338,249)

Total Stockholders’ Equity (Deficiency)	429,092	(325,330)

Total Liabilities and Stockholders’ Equity	579,339	174,917

Financial statements prepared by management

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the nine months ended December 31, 2008 and 2007 and for the period February 14, 2000 (date of inception) to December 31, 2008

(unaudited)

	Nine months ended December 31, 2008	Nine months ended December 31, 2007	February 14, 2000 to December 31, 2008
	$	$	$

REVENUES	-	-	-

EXPENSES

Exploration and mineral property evaluation	32,200	83,360	139,345
Office and general	59,710	42,085	130,152
Consulting fees	19,847	74,285	118,894
Travel	52,180	33,010	86,157
Professional fees	15,789	11,250	30,789
Directors fees	1,000	-	1,000
Public relations	8,738	7,885	19,252
Transfer agent fees	1,461	1,593	3,585
	190,925	253,468	529,174

Net loss from operations	(190,925)	(253,468)	(529,174)

Income tax expense	-	-	-

Net Loss For The Period	(190,925)	(253,468)	(529,174)

NET INCOME (LOSS) PER COMMON SHARE
Basic and fully diluted	(0.01)	(0.03)

AVERAGE OUTSTANDING SHARES
Basic and fully diluted	15,940,332	10,000,000

Financial statements prepared by management

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the nine months ended December 31, 2008 and 2007 and for the period February 14, 2000 (date of inception) to December 31, 2008

(unaudited)

	Nine months ended December 31 2008	Nine months ended December 31 2007	February 14, 2000 to December 31 2008
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	(190,925)	(253,468)	(529,174)
Adjustments to reconcile net loss to net cash provided by operating activities:		-	-
Stock issuance for expense	2,347	10,000	12,347
Changes in assets and liabilities:
Accounts payable	(12,000)	97,500	127,154
Advance receivable	(4,000)		(17,219)
Net Cash Provided (Used) in Operations	(204,578)	(145,968)	(406,892)

CASH FLOWS FROM INVESTING ACTIVITIES
Andong Bor property option	(150,000)	-	(150,000)
Cash acquired from merge	-	-	8,959
Net Cash Provided from Investing Activities	(150,000)		(141,041)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	543,000	-	543,000
Proceeds from shareholder loans	-	10,408	17,053
Stock deposits	(338,000)	248,000	-
Net Cash Used in Financing Activities	205,000	258,408	560,053

NET INCREASE (DECREASE) IN CASH	(149,578)	112,440	12,120
CASH, BEGINNING	161,698	8,959	-
CASH, ENDING	12,120	121,035	12,120

Non cash transactions	2008	2007

Acquisition of resource exploration projects	$400,000	$-

Financial statements prepared by management

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

From February 14, 2000 to December 31, 2008

(unaudited)

	Common		Additional	Accumulated	Total
	Stock		Paid-in	Deficit	Stockholders'
	Shares	Amount	Capital		Equity/(Deficit)
		$	$	$	$
Balance Inception November 16, 2006	-	-	-	-	-
Shares issued to founders for expenses	10,000,000	10,000	-	-	10,000
Net loss March 31, 2007	-	-	-	(34,415)	(34,415)
Balance March 31, 2007	10,000,000	10,000	-	(34,415)	(24,415)
Recapitalization	5,041,500	5,042	(2,123)	-	2,919
Net loss March 31, 2008	-	-	-	(303,834)	(303,834)
Balance March 31, 2008	15,041,500	15,042	(2,123)	(338,249)	(325,330)
Issued for cash:
June 18, 2008	400,000	400	119,600	-	120,000
July 25, 2008	726,667	726	217,274	-	218,000
August 25, 2008	350,000	350	124,650	-	125,000
Issued for services	7,823	8	2,339	-	2,347
Issued for cash October 22, 2008	200,000	200	79,800	-	80,000
Issued for property option:
October 22, 2008	666,667	667	199,333	-	200,000
November 18, 2008	666,667	667	199,333	-	200,000
Net loss December 31, 2008	-	-	-	(190,925)	(190,925)
	18,059,324	18,060	940,206	(529,174)	429,092

Financial statements prepared by management

The accompanying notes are an integral part of these financial statements

Mandarin Venture Equity Inc.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(unaudited)

1. THE COMPANY

The financial statements presented are those of Mandarin Venture Equity Inc. ( Parent ), incorporated in the State of Nevada on February 14, 2000, and Mandarin Venture Equity Ltd. ( Subsidiary ), incorporated in Cambodia on November 16, 2006 ( Collectively, the Company ). In May, 2007 the Parent issued 10,000,000 shares of its common stock to acquire all of the issued shares of Mandarin Venture Equity (Cambodia) Ltd. (‘MVEC’) resulting in a change of control of the Company in that the shareholders of MVEC became the controlling shareholders of the Company. The transaction has been accounted for as a reverse merger and net assets and liabilities acquired were as follows:

Cash in bank	$8,959
Loans from shareholders	$(10,408)
Other loans payable	$(50,000)

In a reverse acquisition all accounting history becomes that of the accounting acquirer, therefore all historical information prior to the acquisition is that of MVEC. The shares issued to the shareholders of MVEC have been stated retroactively. The reverse merger adjustment is therefore all the shares held by the Parent prior to the acquisition.

The Company is seeking mineral exploration properties having the potential to become operating gold mines and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.

Accounting for the business combination as a reverse merger results in the following:

The financial statements of the combined entities are issued under the legal parent, Mandarin Venture Equity Inc. but are considered a continuation of the financial statements of the Cambodia corporation.

Accordingly for accounting purposes, the acquired assets, liabilities and business of the Cambodia corporation are included in the financial statements at their historical carrying value.

All inter company transactions have been eliminated on consolidation.

The Company is seeking mineral exploration properties having the potential to become operating gold mines and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.

2. DEVELOPMENT STAGE COMPANY AND GOING CONCERN

In a development stage company, management devotes most of its activities to preparing the business for operations. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to obtain additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to obtain any equity financing or sell any of its products at a profit. There is, therefore, doubt regarding the Company’s ability to continue as a going concern.

3. BASIS OF ACCOUNTING PRESENTATION AND GOING CONCERN

These unaudited interim financial statements have been prepared by management on a going concern basis in accordance with accounting principles generally accepted in the United States of America for interim financial information, are condensed and do not include all disclosures required for annual financial statements. This disclosure presumes funds will be available to finance on-going development, operations and capital expenditures and the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

The organization and business of the Company, significant accounting policies followed by the Company and other information are contained in the notes to the Company’s audited financial statements for the year ended March 30, 2008.

In the opinion of the Company’s management these financial statements reflect all adjustments necessary to present fairly the Company’s financial position at December 31, 2008 and the results of its operations for the nine months then ended. The results of operations for the nine months ended December 31, 2008 are not necessarily indicative of the results to be expected for the entire fiscal year.

The Company has minimal capital resources presently available to meet obligations normally expected by similar companies and has an accumulated deficit of $529,174 to December 31, 2008.

These factors raise substantial doubt about the Company’s ability to continue as a going concern and the Company is dependent on its ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. The outcome of these matters cannot be predicted. These financial statements do not give effect to any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

4. ANDONG BOR PROPERTY OPTION

The Company has paid $150,000 on the option to purchase and has agreed to pay an additional $150,000 and: $150,000 by February 28, 2009 and $150,000 by March 31, 2009 and to issue $1,000,000 worth of its common shares in five tranches, the first two tranches of $200,000 each in shares valued at $0.30 per share (1,333,334 common shares in total) which have been issued and the remaining two tranches to coincide with the cash payments, all to acquire a 51% interest in the Andong Bor mineral property in Cambodia.

5. LOANS TO SHAREHOLDERS

Loans to shareholders are unsecured and with no fixed terms of repayment

6. COMMON STOCK

In May 2007, the Company issued 10,000,000 shares of its common stock in accordance with the acquisition and recapitalization. The recapitalization (see note 1) resulted in a further 5,041,500 shares of common stock being recorded as issued.

During the nine months ended December 31, 2008 the Company issued 1,676,667 shares of common stock for $543,000 and issued 7,823 shares of common stock for services valued at $2,347.

On October 22, 2008 the Company issued 666,667 shares of common stock and on November 18, 2008 issued 6666,667 shares of common stock, both issuances pursuant to the Andong Bor property option.

(note 4)

WARRANTS

The Company has issued 1,484,490 share purchase warrants exercisable at $0.40 per share. At December 31, 2008 an investor had exercised 400,000 of the warrants leaving a balance outstanding of 1,084,490 warrants exercisable until December 31, 2009.

Mandarin Venture Equity, Inc.

Part II

Item 24.	Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws. Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation.

Excepted from that immunity are:

(1) a willful failure to deal fairly with Mandarin or our stockholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The board of directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

If a claim for indemnification against such liabilities, other than payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933	$67
Accountants’ fees and expenses	$2,500
Legal fees and related expenses	$5,000
Blue Sky fees and expenses	$2,500
Printing expenses	$1,000
Transfer agent fees	$1,000
Miscellaneous	$500
Total	$12,567

Item 26.	Recent Sales of Unregistered Securities

In April 2007 the company issued a total of 10,000,000 shares of its common stock to acquire Mandarin Venture Equity (Cambodia) Ltd., of which 9,500,000 shares were issued to J.D. Aagesen and 500,000 shares to Chhay (Ricky) Ear. The shares were valued at $10,000 ($0.001 per share). During the nine months ended December 31, 2008 the company issued an additional 1,476,667 shares to twenty one shareholders in consideration for $443,000 and on August 25, 2008 issued 7,823 shares for services valued at $2,347. The shares were valued at $0.30 per share. All of the aforementioned shares were issued in private transactions to persons familiar with our company and its business without registration under the Securities Act of 1933, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. No form of solicitation document was used in the issuance of the shares. The shares are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

On May 1, 2007 the company commenced an offering of 2,000,000 shares of its $.001 par value common stock, at an offering price of $0.30 per share pursuant to the terms of a confidential private offering memorandum dated May 1, 2007. Proceeds from the offering were for providing additional working and development capital. No discounts or commissions were paid in connection with this offering. This offering is closed and resulted in the sale of 1,476,667 shares and proceeds to the Company, before costs of the offering, of $443,000.00. This offering was undertaken pursuant to the limited offering exemption from registration under the Securities Act of 1933 as provided in Rule 504 under Regulation D and Regulation S. The offering was made to accredited investors that were non U.S. residents.

      On October 22, 2008, the company issued 200,000 shares to Gladys Aitken upon the exercise of warrants at $0.40 per share. Also on October 22, 2008, the company issued 666,667 shares and on November 18, 2008 issued 666,667 shares to Liberty Mining Plc, pursuant to the option to acquire the Andong Bor mineral claims. These shares were issued in private transactions to persons familiar with our company and its business without registration under the Securities

Item 27.	Exhibits

(a) The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description

2.1*	Acquisition of Mandarin Venture Equity (Cambodia) Ltd.
3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Instrument defining security holder rights [Included in Exhibit 3.1, Articles of Incorporation]
5.1	Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered
10.1*	Option to acquire property [Included as part of Exhibit 2.1]
23.1	Consent of Chisholm, Bierwolf & Nilson, LLP, Certified Public Accountants
23.2	Consent of Leonard E. Neilson, Attorney at Law (included as part of Exhibit 5.1)
24.1	Power of attorney [Included on the last page of this S-1 registration statement]

*      Previously filed as exhibit to Form S-1 filed December 29, 2008.

Item 28.	Undertakings

We hereby undertake:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	To include any additional or changed material information on the plan of distribution.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Bangkok, State of Thailand, on this 20th day of February 2009.

MANDARIN VENTURE EQUITY, INC.

(REGISTRANT)

By:	/S/	JOHN S. WEBER
John S. Weber
President, Chief Financial Officer
and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Weber as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

By:	/S/ JOHN S. WEBER
John S. Weber
President, Chief Financial Officer /
Controller and Director

Date:	February 20, 2009